Exhibit 99

7100 Holladay Tyler Road, Suite 300 • Glenn Dale, Maryland 20769

Tel: 301-352-8800 • Fax: 301-352-8818

TVI Corporation Approved for

NASDAQ® SmallCap Market Listing

Shares Will Continue to Trade under the Symbol “TVIN”

GLENN DALE, MD — August 23, 2004 — TVI Corporation (OTCBB: TVIN), a global supplier of equipment for first responders, military, and public health agencies for use in response to WMD and terrorist threats, today announced that it has received notification from the NASDAQ Listing Qualifications Panel that its common stock has been approved for listing on the NASDAQ® SmallCap Market, subject to standard listing requirements. Trading on the NASDAQ SmallCap Market will commence with the opening of trading on Tuesday, August 24, 2004. TVI has been trading on the OTC Bulletin Board under the symbol “TVIN” and will retain the same symbol when trading moves to the NASDAQ SmallCap Market.

TVI has chosen to move to NASDAQ to join other industry leaders in technology and innovation on the world’s largest electronic, screen-based equity securities market and the largest equity securities market in the world based on share volume. TVI currently has a market capitalization of over $120 million, based on its closing share price on August 19, 2004 with just under 30 million shares outstanding.

“Our listing on the NASDAQ represents a very significant event for the Company,” according to Richard V. Priddy, TVI Corporation’s President and CEO. “Our institutional investors, financial advisors and other valued constituencies have encouraged us to move to NASDAQ for the advantages it affords the Company and its investors over the auction market,” Mr. Priddy continued. “We believe that our move to NASDAQ is an important step forward for our investors and shareholders, because NASDAQ is the right place for TVI to continue implementing our strategy for delivering accelerated growth and enhanced shareholder value by providing our shareholders with the stability of a national exchange. It also provides both the market visibility and access that are of paramount importance to large institutional investors. Recent independent assessments rank NASDAQ as a superior market based on trade volume, liquidity, and the speed and quality of trade executions.”

“We are honored that TVI Corporation has chosen to list on the NASDAQ SmallCap Market,” said Bruce Aust, Executive Vice President of The NASDAQ Stock Market, Inc. “By listing on NASDAQ, TVI will have access to the numerous benefits of our electronic market model such as speed of execution, liquidity, transparency, and increased visibility for investors.”

Investors holding TVI stock need take no action as the stock conversion will occur automatically. More information is available in a Frequently Asked Questions document on our website on the “TVI Investor Relations” page at http://www.tvicorp.com/investor.html.

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable systems for first responders, military, and public health agencies for use in response to weapons of mass destruction (WMD) and terrorist threats. The Company designs, fabricates, and markets final products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems, and powered air respirator systems for individuals. The Company’s core systems are fabric shelter structures, which employ the Company’s proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF devices, beacons and markers, and decoys.

Over the past two years, TVI has experienced rapid growth, attributable to international, federal, state and municipal government spending in response to WMD and terrorist threats. TVI’s products have expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI’s products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners.

Information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should”, “believes”, expects”, “might result”, and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; the possible cancellation of existing orders for our products; general economic and business conditions; difficulties in integrating the operations, technologies and products of any businesses we may acquire, and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

For more information concerning TVI, please visit us at: www.tvicorp.com.

Contact: TVI Corporation, Glenn Dale

Richard Priddy, President & CEO:             301-352-8800

Mike Frank, Investor Relations:                 201-659-0101

mike@mikefrankassociates.com

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